Exhibit 21
SUBSIDIARIES OF METHODE ELECTRONICS, INC.

Subsidiary (1)	Jurisdiction of Incorporation
ABAS, Inc.	Delaware
Automotive Safety Technologies, Inc.	Delaware
Cableco Technologies, Inc.	Delaware
Contech-Europe Ltd.	United Kingdom
Duel Systems, Inc.	Delaware
KBA, Inc.	Delaware
Magna-lastic Devices, Inc.	Delaware
Methode Development Company	Delaware
Methode Electronics China P, Ltd.	Singapore
Methode Electronics Connectivity Technologies, Inc.	Delaware
Methode Electronics Europe, Limited	Scotland
Methode Electronics Far East Pte., Ltd.	Singapore
Methode Electronics International GmbH	Germany
Methode Electronics Ireland Limited	Ireland
Methode Electronics Malta Holdings Ltd	Malta
Methode Electronics Malta Ltd.	Malta
Methode Electronics Mediterranean Company Ltd	Malta
Methode Electronics (Shanghai) Co. Ltd.	China
Methode Fibre Optics Europe, Limited	United Kingdom
Methode Lucas Controls, Inc	Delaware
Methode Mexico, S.A. de C.V.	Mexico
Optokon Co., Ltd., S.R.O.	Czech Republic
TouchSensor Technolgies, L.L.C.	Delaware
Trace Laboratories	Delaware

(1)	All subsidiaries are 100% owned, except Optokon, which is 75% owned and Methode Lucas Controls which is 50% owned.